Exhibit 5.1

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

May 9, 2014

ETRE REIT, LLC

c/o ETRE Financial, LLC

44 Wall Street

New York, New York 10005

Ladies and Gentlemen:

We have acted as counsel to ETRE REIT, LLC (the "Company") in connection with the offer and sale by the Company of its Series A-1 common shares representing limited liability company interests of Series A-1 of the Company (the "Common Shares"). The Common Shares are being sold pursuant to the Company’s Registration Statement on Form S-11 (File No. 333- 194106) (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act").

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such company records, documents, certificates and other instruments as in our judgment are necessary or appropriate.  As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law as we have deemed necessary, we are of the opinion that the Common Shares have been duly and validly authorized and, when issued and sold in the manner contemplated by the prospectus for the offering of Common Shares included in the Registration Statement, such Common Shares will be validly issued and fully paid and holders of the Common Shares will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Common Shares.

The opinion set forth in this letter relates only to the Delaware Limited Liability Company Act. We express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Clifford Chance US LLP